AMERICAN GENERAL CORPORATION
               FORM 10-Q
 For the Quarter Ended March 31, 1995





                                                                   Exhibit 11


                        COMPUTATION OF EARNINGS PER SHARE
                                    (Unaudited)
                        ($ in millions, except share data)

                                                       Three Months Ended
                                                            March 31,
                                                       1995           1994
Primary:

   Net income available to common stock .......           $ 175         $ 161


   Average shares outstanding
     Common shares ............................     204,768,719   213,010,865
     Assumed exercise of stock options ........         423,399       316,239

       Total ..................................     205,192,118   213,327,104

   Net income per share .......................           $ .85         $ .75


Fully Diluted:

   Net income available to common stock .......           $ 175         $ 161


   Average shares outstanding
     Common shares ............................     204,768,719   213,010,865
     Assumed exercise of stock options ........         475,705       320,394

       Total ..................................     205,244,424   213,331,259

   Net income per share .......................           $ .85         $ .75

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